EXHIBIT J

1.     CEI NONUTILITY SUBSIDIARIES

A. Consolidated Edison Solutions ("CES") is a wholly-owned subsidiary of CEI that provides wholesale and retail energy and related services. CES is retainable as a company formed pursuant to Rule 58 (a "Rule 58 Company"). CES has two subsidiaries.

     (i) CES has a 50 percent interest in Inventory Management & Distribution Company, Inc. ("IMD"), an energy marketing firm organized in Delaware and located in Houston, Texas. In April 2000, the shareholders of IMD voted to dissolve the company, adopted a plan of dissolution and retained a liquidating agent to effectuate the dissolution.

     (ii) CES also has a 14.4 percent interest in Remote Source Lighting International, Inc. ("RSLI"), a company, organized in Delaware, that designs and manufactures fiber optic lighting systems, with its principal offices in San Juan Capistrano, California . RSLI is retainable as a Rule 58 Company.

B. Consolidated Edison Development, Inc. ("CEDI") is a wholly-owned subsidiary of CEI that is in the business of investing in foreign and domestic energy and other infrastructure projects and the marketing of CECONY's technical services. CEDI is retainable as a Rule 58 Company. CEDI has ten direct subsidiaries:

     (i) Con Edison Development Guatemala, Ltd.("CEDG"), organized under the laws of the Cayman Islands, is in the business of investing in energy projects in Central America. CEDG owns a 92.273% interest in Energy Finance Partners of Central America, L.P, ("EFP") a Cayman Islands limited partnership, which in turn owns a 47.56% interest in Generadora Electica del Norte, S.R.L., which is a sociedad de responsabilidad limitada organized under the laws of the Republic of Guatemala which owns a 40 MW electric generating station in Guatemala and is a FUCO. CEDG and its holdings are retainable under Rule 58 and Section 33 of the Act.

     (ii) Consolidated Edison Leasing, Inc. ("CELI"), a Delaware corporation, which has an investment in a leveraged lease transaction in a power plant in the Netherlands. CELI leased an undivided interest in the power plant, and subleased it back to its lessor. CELI is retainable pursuant to Commission precedent (Ameren Corporation, HCAR No. 26809, December 30, 1997; Central and South West Corp. HCAR 23578, January 22, 1985).

     (iii) Con Edison Leasing, LLC ("CEL"), a Delaware limited liability company, which has an investment in a leveraged lease transaction in a gas distribution system in the Netherlands. CEL leased an undivided interest in the gas distribution system, and subleased it back to its lessor. CEL is retainable under Commission precedent. (Id.).

     (iv) CED Ada, Inc. ("CED"), a Delaware corporation, which owns an approximate 96 percent interest in CED/DELTA Ada, LLC, a Delaware limited liability company, which owns a 49.5 percent limited partnership interest and a 0.5 percent general partnership interest in Ada Cogeneration Limited Partnership, a Michigan limited partnership ("ACLP"). ACLP owns a 30 megawatt ("MW") gas-fired qualifying cogeneration facility under the Public Utility Regulatory Policies Act of 1978 ("PURPA") in Ada, Michigan. CED and its holdings are retainable as Rule 58 Companies.

     (v) Carson Acquisition, Inc. ("CAI"), a Delaware corporation, which formerly owned an interest in a 42 MW qualifying cogeneration facility under PURPA in Carson, California. At present CAI is a "shell company" and is inactive;

     (vi) Approximately 95% of CED/SCS Newington, LLC ("CED/SCS"), a Delaware limited liability company, which in turn owns 100% of Newington Energy, LLC, a Delaware limited liability company, which is currently developing a 525 MW electric generating facility in Newington, New Hampshire, which will qualify as an exempt wholesale generator ("EWG"). CED/SCS is retainable under Section 32 of the Act;

     (vii) 100% of CED Generation Holding Company, LLC, a Delaware limited liability company ("Holding"). Holding owns (i) 100% of CED Management Company, Inc., a Delaware corporation ("Management"), and (ii) a 99% limited partners interest in CED Operating Company, L.P., a Delaware limited
partnership ("Operating").   Management owns the other 1% of Operating, and
serves as its general partner. Operating provides operating and administrative services to Lakewood Cogeneration, L.P., a Delaware limited partnership ("Lakewood Cogen"), which owns a 236MW power plant located in Lakewood New Jersey. Lakewood Cogen is an EWG. Holding also owns 100% of HCE-Lakewood, Inc., a New York corporation ("HCE" ), which in turn owns 100% of CMS Generation Lakewood Company, a Delaware corporation ("CGLC"). HCE and CGLC each owns a 1% general partnership interest (i.e., 2% altogether) in Lakewood Cogen. Holding owns a 78% limited partnership interest in Lakewood Cogen. Holding and its subsidiaries, including Lakewood Cogen, are retainable under Rule 58 and Section 32 of the Act. Holding also owns 100% of Lakewood Expansion Management Company, Inc., a Delaware corporation ("Expansion"), which may be used in connection with a possible expansion of the Lakewood generating plant. At this time, Expansion is a shell company and is inactive;

     (viii) Consolidated Edison Energy Massachusetts, Inc. ("CEEMI"), which was established for the purpose of owning and operating 290 MW of generation facilities acquired from WMECO. CEEMI is retainable as an EWG under Section 32 of the Act;

     (ix) CED-GTM 1, LLC ("CED/GTM"), a Delaware limited liability company, which in turn owns an approximate one-half interest in GTM Energy LLC ("GTM Energy"), a Delaware limited liability company, which was formed to pursue an opportunity to develop an electric generating facility in New York City, which if developed, would have qualified as an EWG. It has recently been decided to discontinue the pursuit of the opportunity. CED/GTM and GTM Energy are retainable under Rule 58 and Section 32 of the Act; and

     (x) CEDST, LLC, a Delaware limited liability company, which owns 100% of CED 42, LLC, a Delaware limited liability company. These entities have been formed to invest in a low-income housing transaction, which will generate tax credits under Section 42 of the Internal a Revenue Code of 1986, as amended. These companies are retainable under Commission precedent. (Alliant Energy Corporation, HCAR No. 27060 (August 13, 1999).

     CEDI also owns all of the issued and outstanding shares of Con Edison Development Acquisition and Finance, Ltd. ("CEDAF"), and Con Edison El Salvador One, Ltd ("CEES"), each a corporation organized under the laws of the Cayman Islands. At present, both CEDAF and CEES have no assets or operations and are inactive. CEDAF was organized in connection with a potential investment in Guatemala, which was never made. CEES was organized in connection with a potential investment in El Salvador, which was never made.

C. Consolidated Edison Energy, Inc. ("CEEI") is a wholly-owned subsidiary of CEI invests in, operates and markets the output of electric energy supply facilities in the United States and provides specialized wholesale energy services in the electric power and natural gas markets. CEEI is retainable as a Rule 58 Company.

D. Consolidated Edison Communications, Inc. ("CECI") is a wholly-owned subsidiary of CEI, organized to own, operate or invest in facilities used for telecommunications or otherwise to compete in the telecommunications industry. CECI will qualify as and be retainable as an exempt telecommunications facility.

II.     NONUTILITY SUBSIDIARIES OF CECONY

A. Davids Island Development Corporation ("Davids Island") is a wholly-owned subsidiary of CECONY and owns real property acquired as a possible site for an electric generating plant in Dutchess and Columbia Counties in New York State and is in the process of disposing of the property. The Commission has permitted a number of registered holding companies to establish and/or retain real estate subsidiaries. (See New Century Energies, Inc., HCAR No. 27116 (Dec. 22, 1999), UNITIL Corporation, HCAR No. 25524 (April 24, 1992)).

B. D.C.K. Management Corporation ("DCK") is a wholly-owned subsidiary of CECONY and owns real property in New York City. DCK is retainable pursuant to Commission precedent. (See New Century Energies, Inc., HCAR No. 27116 (Dec. 22, 1999), UNITIL Corporation, HCAR No. 25524 (April 24, 1992)).

C. Steam House Leasing LLC ("SHL"), a Delaware Limited Liability Company, a wholly owned subsidiary of CECONY that leases a steam generating plant that produces steam for CECONY's steam distribution business. SHL is retainable under Rule 58.

D. CECONY also owns a 28.8 percent interest in Honeoye Storage Corporation, a New York corporation that owns and operates a gas storage facility in upstate New York. This business is retainable as a Rule 58 activity.

III.  NONUTILITY SUBSIDIARIES OF O&R

A. Clove Development Corporation ("Clove") is a wholly-owned subsidiary of O&R, a New York corporation which owns real estate, located primarily in the Mongaup Valley region of Sullivan County, New York. Clove is retainable pursuant to Commission Precedent (See New Century Energies, Inc., HCAR No. 27116 (Dec. 22, 1999), UNITIL Corporation, HCAR No. 25524 (April 24, 1992)).

B. O&R Development, Inc. ("ORDI")is a wholly-owned subsidiary of O&R which was formed to promote industrial and corporate development in O&R's service territory by providing improved sites and buildings and owns real estate which is being marketed for sale. ORDI is retainable pursuant to Commission Precedent (See New Century Energies, Inc., HCAR No. 27116 (Dec. 22, 1999), UNITIL Corporation, HCAR No. 25524 (April 24, 1992)).

C. O&R Energy Development, Inc. is an inactive wholly-owned subsidiary of O&R.

IV.   NON-UTILITY SUBSIDIARIES OF RECO

A. Saddle River Holdings Corp. ("SRH") is a wholly-owned nonutility holding company subsidiary of RECO and has one wholly-owned non-utility subsidiary, NORSTAR Holdings, Inc. ("NHI"). NHI is a holding company retainable under Rule 58 and has two wholly-owned non-utility subsidiaries:

     (a) NORSTAR Management, Inc. ("NMI"), NMI is the sole general partner of a Delaware limited partnership, NORSTAR Energy Limited Partnership ("NORSTAR Partnership"), a gas marketing company that is discontinuing operations, of which NHI is the sole limited partner. The NORSTAR Partnership is the majority owner of NORSTAR Energy Pipeline Company, LLC, a Delaware limited liability company, which is inactive. NMI and its holdings are retainable as Rule 58 Companies.

     (b) Millbrook Holdings, Inc. ("Millbrook"). Millbrook holds a leasehold interest in non-utility real estate in Morris County, New Jersey. Millbrook is retainable pursuant to Commission Precedent (See New Century Energies, Inc., HCAR No. 27116 (Dec. 22, 1999), UNITIL Corporation, HCAR No. 25524 (April 24, 1992)).

B. Enserve Holdings, Inc. ("Enserve") is a wholly-owned nonutility holding company subsidiary of RECO and has two wholly-owned, non-utility subsidiaries:

     (a)   Palisades Energy Services, Inc., an inactive corporation

     (b)   Compass Resources, Inc., an inactive corporation